Letter from Kho & Patel, Certified Public Accountants, a Professional Corporation, to the Securities and Exchange Commission, dated January 17, 2023.

January 17, 2023

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: VITASPRING BIOMEDICAL CO. LTD.

Commission File Number 333-216465

To Whom It May Concern:

We have received a copy of, and are in agreement with, the statements being made by Vitaspring Biomedical Co. Ltd. In Item 4.01 of its Form 8-K, captioned “Changes in Registrant’s Certifying Accountant.”

This is to confirm that our resignation as auditor of Vitaspring Biomedical Co. Ltd.’s financial statements is not due to any disagreements on any matter, transaction, or event, with respect to accounting principles or practices, financial statements, disclosure or auditing scope or procedure at any time during our engagement as auditor of Vitaspring Biomedical Co. Ltd.’s financial statements.

None of our reports on the financial statements contain an adverse opinion or disclaimer of opinion, nor was any financial statement qualified or modified as to uncertainty, audit scope, or accounting principles.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Kho & Patel, Certified Public Accountants

A Professional Corporation

Douglas E. Faulkner, Jr., CPA